SCHEDULE 14A
(Rule 14a–101)

INFORMATION REQUIRED IN A PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a party other than the Registrant  ☐

Check the appropriate box:
☐           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

PREMIER FINANCIAL BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

________________________________________________________
(Name of Person Filing Proxy Statement, if other than Registrant)

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☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐
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PREMIER FINANCIAL BANCORP, INC.
2883 5th Avenue
Huntington, West Virginia 25702
________________

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD

JUNE 16, 2010
________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Premier Financial Bancorp, Inc. will be held at the Pullman Plaza Hotel located at 1001 3rd Avenue, Huntington, West Virginia on Wednesday, June 16, 2010 at 10:30 a.m. (EDT) for the following purposes:

(1)	To elect the nine (9) nominees named in the accompanying proxy statement as directors to serve until the 2011 Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	To ratify the appointment of Crowe Horwath, LLP as the Company’s independent accountants for the 2010 fiscal year;

(3)	To consider and approve an advisory (non-binding) proposal on executive compensation; and

(4)	To transact such other business as may properly come before the meeting.

The Board of Directors has set the close of business on April 28, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.  Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 16, 2010.  The 2010 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2009 are also available at www.cfpproxy.com/4881.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES BY (1) COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, (2) A TOLL-FREE TELEPHONE CALL TO THE NUMBER LISTED IN THE PROXY STATEMENT OR (3) USING THE INTERNET VOTING PROCEDURE DESCRIBED IN THE PROXY STATEMENT.  SHAREHOLDERS ATTENDING THE MEETING IN PERSON MAY VOTE IN PERSON THOUGH YOU HAVE PREVIOUSLY EXECUTED A PROXY.

By Order of the Board of Directors,
/s/ E. V. Holder, Jr.
E. V. Holder, Jr.
Secretary

Huntington, West Virginia
May 13, 2010

PREMIER FINANCIAL BANCORP, INC.
2883 5th Avenue
Huntington, West Virginia 25702

________________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD

JUNE 16, 2010
________________

INTRODUCTION

This Proxy Statement is being furnished to shareholders of Premier Financial Bancorp, Inc., a Kentucky corporation (the "Company" or “Premier”), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of record of the Company's outstanding shares of common stock, no par value per share (the "Common Stock"), as of the close of business on April 28, 2010 for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Wednesday, June 16, 2010 at 10:30 a.m. (eastern daylight time) at the Pullman Plaza Hotel, 1001 3rd Avenue, Huntington West Virginia and at any adjournment or postponement thereof.   The approximate mailing date of this Proxy Statement was May 13, 2010.

PURPOSES OF THE ANNUAL MEETING

      At the Annual Meeting, holders of shares of Common Stock will be asked to consider and vote upon the following matters:

(1)	The election of the nine nominees named in this proxy statements as directors of the Company who will serve until the 2011 Annual Meeting and until their successors are elected and qualified;

(2)	The ratification of the appointment of Crowe Horwath LLP as the Company's independent accountants for the fiscal year ending December 31, 2010;

(3)	To consider and approve an advisory (non-binding) proposal on executive compensation; and

(4)	The transaction of such other business as may properly come before the Annual Meeting.

The Board of Directors has unanimously recommended that shareholders vote "FOR" the election of the Board of Directors’ nine nominees for election as directors of the Company, "FOR" the ratification of the Audit Committee of the Board of Directors’ appointment of Crowe Horwath LLP as the Company's independent accountants, and “FOR” the approval of the advisory proposal on executive compensation.  As of the date of this Proxy Statement, the Board of Directors knows of no other business to come before the Annual Meeting.

VOTING RIGHTS AND PROXY INFORMATION

Only holders of record of shares of Common Stock as of the close of business on April 28, 2010 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.  Such holders of shares of Common Stock are entitled to one vote per share on any matter, other than the election of directors, that may properly come before the Annual Meeting.  In the election of directors, holders of Common Stock have cumulative voting rights whereby each holder is entitled to vote the number of shares of Common Stock held multiplied by nine (the number of directors to be elected at the Annual Meeting), and each holder may cast the whole number of votes for one candidate or distribute such votes among two or more candidates.  The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock as of the record date is necessary to constitute a quorum at the Annual Meeting.  As of Record Date there were 7,937,143 shares of Common Stock outstanding.

Those nominees for election to the Board of Directors receiving the nine highest number of votes in the election of directors will be elected to the Board.  The appointment of Crowe Horwath LLP as the Company's independent accountants for 2010 will be ratified if the votes cast in favor of ratification exceed the votes cast against ratification. The proposal on executive compensation will be approved in a non-binding advisory vote if the shares cast in favor exceed the votes cast against approval.

You can vote by (i) signing, dating and mailing the enclosed proxy card, (ii) by attending the annual meeting in person, or (iii) following the instructions on your notice for voting by telephone or on the internet.

All shares of Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies.  If no instructions are indicated, such proxies will be voted for the election of the Board of Directors’ nine nominees as directors of the Company (or, if deemed appropriate by the individuals appointed in the proxies, cumulatively voted for less than all of the Board's nominees to ensure the election of as many of the Board's nominees as possible), for the ratification of the appointment of Crowe Horwath LLP as the Company's independent accountants and for approval of the proposal on executive compensation.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting, (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy), or (iv) entering a later dated telephone call or internet vote (if initially able to vote in that manner) so long as the vote or voting direction is received by 3:00 a.m. eastern daylight time on June 16, 2010.  Any written notice revoking a proxy should be sent to the Company, to the attention of E.V. Holder, Jr., Secretary.

The Company will bear the cost of this solicitation.  In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock, and will reimburse them for their expenses in so doing.  Certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal meeting, mail, telephone, facsimile or other electronic means.

EFFECT OF NOT CASTING YOUR VOTE

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this proxy statement).  In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.

Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis.  Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.  Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this proxy statement) and the advisory (non-binding) proposal on executive compensation (Item 3 of this proxy statement).

If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

ANNUAL REPORT

The Company's 2009 Annual Report, which includes audited consolidated financial statements, accompanies this Proxy Statement.  The Company will furnish without cost to any shareholder, upon request, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Requests should be in writing and directed to the Company, to the attention of Brien M. Chase, Chief Financial Officer.

PARTICIPATION IN TROUBLED ASSET RELIEF PROGRAM

On October 2, 2009, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, the Company entered into a Letter Agreement and Securities Purchase Agreement (collectively, the “Purchase Agreement”) with the United States Department of the Treasury (“U.S. Treasury”).  Pursuant to the Purchase Agreement, the Company issued and sold to the U.S. Treasury 22,252 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, with a liquidation preference of one thousand dollars per share (the “Series A Preferred Stock”) and a ten-year warrant (the “Warrant”) to purchase 628,587 shares of the Company’s common stock, no par value, at an exercise price of $5.31 per share, for an aggregate purchase price of $22,252,000 in cash.

The Series A Preferred Stock is non-voting, but has class voting rights on (i) any authorization or issuance of shares ranking senior to the Series A Preferred Stock; (ii) any amendment to the rights of the Series A Preferred Stock; or (iii) any merger, consolidation, share exchange, reclassification or similar transaction which would adversely affect the rights of the Series A Preferred Stock.  In the event that the cumulative dividends described above are not paid in full for an aggregate of six dividend periods or more, whether or not consecutive, the authorized number of directors of Premier would automatically be increased by two and the holders of the Series A Preferred Stock would have the right to elect two directors.  The right to elect directors would end when dividends have been paid in full for four consecutive dividend periods.

The U.S. Treasury has agreed not to exercise voting power with respect to any common stock issued to it upon exercise of the Warrant.  The common stock will be issued from authorized but unissued common stock and thus will dilute the interests of existing Premier common shareholders.  As of December 31, 2009, the Warrant has not yet been exercised.

The Purchase Agreement also subjects the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (the “EESA”) as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”) and as implemented by the Interim Final Rule regarding executive compensation and corporate governance published by the U.S. Treasury (the “Interim Final Rule”). In this connection, as a condition to the closing of the transaction, the Company’s Senior Executive Officers (as defined in the Purchase Agreement) (the “Senior Executive Officers”), (i) voluntarily waived any claim against the U.S. Treasury or the Company for any changes to such officer’s compensation or benefits that are required to comply with the regulation issued by the U.S. Treasury under the TARP Capital Purchase Program and acknowledged that the regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements as they relate to the period the U.S. Treasury owns the Preferred Stock of the Company; and (ii) entered into a letter with the Company amending the Benefit Plans with respect to such Senior Executive Officers as may be necessary, during the period that the Treasury owns the Preferred Stock of the Company, as necessary to comply with Section 111(b) of the EESA.

PRINCIPAL SHAREHOLDERS

As of March 15, 2010, the following individuals or entities reported beneficial ownership of Common Stock in excess of 5% of the Company's outstanding Common Stock:

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED(1)	PERCENTAGE OF OUTSTANDING SHARES
Marshall T. Reynolds P.O. Box 4040 Huntington, West Virginia 25729	831,093	10.5%
John Sheldon Clark 1633 Broadway, 30th Floor New York, New York 10019	506,095	6.4%

_______________

(1)
The information contained in this column is based upon information furnished to the Company by the named individuals and the shareholder records of the Company.  Except where otherwise indicated, this column represents the number of shares beneficially owned, which includes shares as to which a person has sole or shared voting and/or investment power.

ELECTION OF DIRECTORS
(Item 1 on Proxy)

A board of nine directors of the Company is to be elected at the Annual Meeting, each of whom is to serve, subject to the provisions of the Company's bylaws, until the 2011 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified.  The names of the nominees proposed for election as directors, all of who are presently directors of the Company, are set forth below and the following information is furnished with respect to each:

Nominee	Age	Principal Occupation or Employment(1)	Director of Company Continuously Since

Toney K. Adkins	60
President and Chief Operating Officer, Champion Industries, Inc. (commercial printing and office supplies).  Prior to becoming President and Chief Operating Officer of Champion Industries in January 2005, Mr. Adkins served as its Vice President - Administration since 1996.

			7/12/91
Mr. Adkins’ long-term experience as President and Chief Operating Office of Champion Industries, Inc., a publicly traded company, provides insight on operational issues and business management.  Mr. Adkins is also a long-term director of one of the Company’s subsidiaries, Citizens Deposit Bank, and provides direct oversight at the local level.

Hosmer A. Brown, III	89	Attorney-at-Law	4/18/01
Mr. Brown’s long-term experience as a real estate attorney affords insight on real estate lending as well as familiarity with the legal aspects of business.
Edsel R. Burns	59
President, Energy Services of America Corporation.  Prior to becoming President of Energy Services of America Corporation on October 1, 2008, Mr. Burns served as President of C. J. Hughes Construction Company from September, 2002.  He served as Chief Financial Officer of Genesis Health Systems from June 2001 until December 31, 2001.  He served as Chief Financial Officer of Central City Online from March 2000 to April 2001.  From January 1999 to March 2000 he was on the audit staff of Arnett and Foster, PLLC.  Prior to that, he worked in various financial positions with Banc One Corporation.

			7/19/00
Mr. Burns’ long-term experience in the financial services industry as well as his experience as a former Chief Financial Officer of a publicly traded bank holding company provides valuable insight to the Company’s strategic and operational decisions.  Mr. Burns has previously served as the Audit Committee’s financial expert.

E.V. Holder, Jr.	77	Attorney-at-law	7/12/91
Mr. Holder’s long-term experience as a real estate attorney provides insight to real estate lending as well as familiarity with the legal aspects of business.  Mr. Holder resides in the local community of one the Company’s subsidiaries, Citizens Deposit Bank, and serves as that bank’s Chairman of the Board, provided direct oversight at the local level.

Nominee	Age	Principal Occupation or Employment(1)	Director of Company Continuously Since

Keith F. Molihan	67	Retired Executive Director, Ironton/Lawrence County Area Community Action Organization	9/14/99
Mr. Molihan’s career in local community economic development provides insight on lending decisions as well as business management.  As an extension of his economic development activities, Mr. Molihan helped to organize Ohio River Bank, which later became a subsidiary of the Company.  Mr. Molihan resides in the local community of Ohio River Bank, and continues to serve as the bank’s only Chairman of the Board.  Mr. Molihan also serves as a director of another subsidiary, Farmers Deposit Bank, providing direct oversight at the local level.

Marshall T. Reynolds	73
Chairman and Chief Executive Officer, Champion Industries, Inc.  Mr. Reynolds serves as the Company's Chairman of the Board.  From 1985 to November 1993, Mr. Reynolds also served as Chairman of the Board of Directors of Bank One West Virginia, N.A. (and its predecessor, Key Centurion Bancshares, Inc.).

			1/19/96
Mr. Reynolds’ is an entrepreneur in many industries in addition to the financial services industry.  He owns stock in many banks both regionally and nationally.  His banking experience as well as his other industry experience provide unique insight in setting the Board’s agenda as well as lending decisions, business management and expansion strategies for the Company.  Mr. Reynolds serves as a director of two of the Company’s subsidiaries, Citizens Deposit Bank and Adams National Bank, and provides direct oversight at the local level.

Neal W. Scaggs	74	President, Baisden Brothers, Inc.	9/8/98
Mr. Scaggs is a retired entrepreneur in the retail auto parts industry.  He has served and continues to serve on the Board of Directors of various publicly traded companies.  His business acumen as well as his participation on the boards of other publicly traded companies provides insight on lending decisions and business management.  Mr. Scaggs resides in the local community of one the Company’s subsidiaries, Boone County Bank, and serves as a director of that bank, providing direct oversight at the local level.

Robert W. Walker	63
President and Chief Executive Officer of the Company.  Prior to becoming the President and Chief Executive Officer of the Company, Mr. Walker was President of Boone County Bank, Inc. from September 1998 to October 2001.  Prior to that, Mr. Walker was a regional president at Bank One West Virginia N.A
.
			10/17/01
Mr. Walker has a 30+ year banking career in West Virginia.  He is a past Chairman of the West Virginia Bankers Association.  He also serves as a director at each of the Company’s subsidiary banks.  His broad banking experience and leadership skills provide lending insight as well as management skills for the Company.

Thomas W. Wright	57	Owner and Chairman, NexQuest, Inc. (management company)	4/18/01
Mr. Wright is a business entrepreneur in many industries including restaurant ownership and waste management.  He has also served as a director of other publicly traded companies.  His business acumen as well as his participation on the board’s of other publicly traded companies provides insight on staff management and business management.

(1)	Except where otherwise indicated, this principal occupation or employment has continued during the past five years.

The Company’s Board of Directors recommends that shareholders vote "FOR" the election of each of the Company's nominees for election as a director.

The Board of Directors does not contemplate that any of the nominees will be unable to accept election as a director for any reason.  However, in the event that one or more of such nominees is unable or unwilling to serve, the persons named in the proxies or their substitutes shall have authority, according to their judgment, to vote or to refrain from voting for other individuals as directors.

The Nominating Committee of the Board of Directors considers nominations of candiates for election as directors.  The Company's bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors (the "Shareholder Notice Procedure").  The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company.  Under the Shareholder Notice Procedure, to be timely, notice of shareholder nominations to be made at an annual or special meeting must be received by the Company not less than 14 days nor more than 50 days prior to the scheduled date of the meeting (or, if less than 21 days notice of the date of the meeting is given, the 7th day following the day such notice was given).

Under the Shareholder Notice Procedure, a shareholder's notice to the Company proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating shareholder, the number of shares of Common Stock that are owned by such shareholder and the name and address of the proposed nominee.  If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated in accordance with the Shareholder Notice Procedure, such person will not be eligible for election as a director.

By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure affords the Nominating Committee of the Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Nominating Committee, to inform shareholders about such qualifications.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Meetings and Committees
During 2009, the full Board of Directors met twelve times, the Compensation Committee met twice, the Information Technology Committee met three times, the Nominating Committee met once, and the Audit Committee met ten times.  Each director attended seventy-five percent or more of all meetings of the Board of Directors and committees of the Board on which he serves.  The Company strongly encourages all members of the Board of Directors to attend the annual meeting of shareholders each year.  At the prior year's annual shareholder meeting, all directors were in attendance.

The Board of Directors consists of a majority of "independent directors" as such term is defined in the Nasdaq Stock Market Marketplace Rules.  The Board of Directors has determined that Hosmer A. Brown, III, E.V. Holder, Jr., Keith F. Molihan, Neal W. Scaggs and Thomas W. Wright are independent directors.  The independent directors met twice in executive session during 2009.

The Board of Directors has adopted a formal policy by which shareholders may communicate with members of the Board of Directors by mail addressed to an individual member of the Board, to the full Board, or to a particular committee of the Board, at the following address: c/o Premier Financial Bancorp, Inc., 2883  5th Avenue, Huntington, West Virginia 25702.

The Board of Directors has three standing committees: a Compensation Committee, a Nominating Committee and an Audit Committee.

Board Role in Risk Oversight
The Company faces a variety of risks including credit risk, liquidity risk, operational risk and reputational risk.  An effective risk management system will identify the material risks the Company faces in a timely manner, communicate necessary information to senior executives and the Board related to those material risks, implement appropriate and responsive strategies to manage those risks, and integrate the process of risk management into regular decision-making.  The Board has designated the Audit Committee to take the lead in overseeing risk management as the Committee regularly reviews the Company’s internal audit reports, independent compliance audit reports, regulatory examination reports and financial information of the Company.  In addition to the Audit Committee, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s strategies and day-to-day operations.  Certain Directors are also members of some of the subsidiary banks' local Board of Directors to independently assess first hand the application of risk management processes at the subsidiary bank level.

Compensation of the Board of Directors
Directors who are not full time employees of the Company or any subsidiary receive fees of $1,000 a month for their services.  Board members are also reimbursed for expenses incurred in connection with their services as directors.  Directors receive no compensation for attending committee meetings.

Security Ownership by Directors and Officers
The following table sets forth certain information concerning ownership of Premier’s Common Stock as of March 31, 2010 by (i) each of the directors, (ii) each executive officer, and (iii) all directors and executive officers as a group. Except as otherwise noted, each beneficial owner listed below has sole voting and investment power with respect to the shares listed next to the owner’s name.

Name of Beneficial Owner	Common Stock Beneficially Owned as of 3/17/2010(1)	Exercisable Options to Acquire Additional Common Stock as of 3/17/2010(2)	Percentage Of Outstanding Shares

Toney K. Adkins, Director	7,191		*
Hosmer A. Brown, III, Director (3)	65,791		*
Edsel R. Burns, Director (4)	787		*
E.V. Holder, Jr., Director	16,720		*
Keith F. Molihan, Director	5,826		*
Marshall T. Reynolds, Chairman of the Board (5)	830,990		10.5%
Neal W. Scaggs, Director (6)	42,126		*
Robert W. Walker, Director & Chief Executive Officer (7)	51,763	32,751	1.1%
Thomas W. Wright, Director	45,305		*
Brien M. Chase, Chief Financial Officer (8)	993	16,501	*
Dennis J. Klingensmith, Senior Vice President	2,758	17,000	*
Scot A. Kelley, Vice President, Credit Administration	992	5,050	*
Katrina Whitt, Vice President, Human Resources	0	5,050	*
All directors and executive officers as a group (13 in number)	1,071,242	76,352	14.5%

* The percentage of outstanding shares beneficially owned is less than 1%.

(1)
The information contained in this column is based upon information furnished to the Company by the named individuals and the shareholder records of the Company.  Except where otherwise indicated, this column represents the number of shares beneficially owned, which includes shares as to which a person has sole or shared voting and/or investment power.

(2)	Includes options that are exercisable or will become exercisable within 60 days of March 17, 2010.

(3)	Includes 6,340 shares owned by spouse.

(4)	Joint voting and investment power shared with spouse.

(5)
Includes 67,830 shares owned directly by spouse, with respect to which reporting person has no voting or investment power; 35,286 shares owned by controlled organizations, and 100,836 jointly held with spouse.  Mr. Reynolds has pledged 406,870 shares as collateral.

(6)	Includes 25,301 shares owned by spouse, with respect to which reporting person has no voting or investment power.

(7)	Includes 9,409 shares owned by spouse, with respect to which reporting person has no voting or investment power.

(8)	Includes 194 shares owned by spouse, with respect to which reporting person has no voting or investment power.

Other Directorships
    The Company's Chairman of the Board, Marshall T. Reynolds, serves as a director of the following publicly held companies or banks whose shares are registered under the Securities Exchange Act of 1934:  Champion Industries, Inc., Huntington, West Virginia; First Guaranty Bank, Hammond, Louisiana; Portec Rail Products, Inc. Pittsburgh, Pennsylvania, and Energy Services of America Corporation., Huntington, West Virginia.  He has also served as a director of Abigail Adams National Bancorp, Inc., Washington, D.C., which until October 1, 2009 had a class of securities registered pursuant to the Securities Exchange Act of 1934 and also served as a director of First State Financial Corporation, Sarasota Florida, which until August 31, 2009, had a class of securities registered pursuant to the Securities Exchange Act of 1934.  Directors Neal W. Scaggs and Thomas W. Wright also serve as directors of Portec Rail Products, Inc. and served as directors of First State Financial Corporation.  Directors Scaggs, Keith F. Molihan and Edsel R. Burns also serve as directors of Energy Services of America Corporation.  In addition, director Scaggs is also a director of Champion Industries, Inc.

Nominating Committee
The Nominating Committee nominates individuals to serve on the Company’s Board of Directors, to serve on other committees of the Board of Directors, and to serve on the boards of directors of the Company’s subsidiaries.  The Nominating Committee currently consists of Messrs Scaggs, Molihan and Holder, all of whom are independent directors as defined in the Nasdaq Stock Market Marketplace Rules.  A copy of the Nominating Committee charter is attached as Exhibit A to this 2010 annual meeting proxy statement.

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business.  When considering a potential director candidate, the Nominating Committee evaluates the entirety of each candidate’s experience and qualifications.  The Committee looks for personal and professional integrity, demonstrated ability and judgment and business experience.  The Nominating Committee will review and consider director nominees recommended by shareholders.  There are no differences in the manner in which the Nominating Committee evaluates director nominees based on whether the nominee is recommended by a shareholder.

Audit Committee
The Audit Committee meets with the Company’s financial management, internal auditors and independent auditors and reviews the accounting principles and the scope and control of the Company’s financial reporting practices.  The Audit Committee makes reports and recommendations to the Board with respect to audit matters and oversees the internal audit function, reviews the internal audit reports, and provides direction for the resolution of internal audit findings and recommendations.  The Audit Committee also recommends to the Board the appointment of the firm selected to be independent certified public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and evaluates with the independent certified public accountants the Company's annual audit and annual consolidated financial statements; and reviews with management the status of internal accounting controls and internal audit procedures and results.

The Audit Committee consists of Messrs. Brown, Scaggs, Wright and Molihan.  The Audit Committee is required to have and will continue to have at least three members, all of whom must be "independent directors" as defined in the Marketplace Rules of the Nasdaq Stock Market.

The Board determined that Messrs. Brown, Scaggs, Molihan, and Wright are financially literate in the areas that are of concern to the Company, and are able to read and understand fundamental financial statements.  The Board has also determined that Messrs. Brown, Scaggs, Molihan, and Wright each meet the independence requirements set forth in the Marketplace Rules of the Nasdaq Stock Market.

The Securities and Exchange Commission ("SEC") has adopted rules to implement certain requirements of the Sarbanes-Oxley Act of 2002 pertaining to public company audit committees.  One of the rules adopted by the SEC requires a company to disclose whether it has an "audit committee financial expert" serving on its audit committee.

From May 1, 2005 to October 1, 2008, Director Edsel R. Burns served as the audit committee financial expert under the rules adopted by the SEC.  During that time, the Board also determined that Mr. Burns met the independence requirements set forth in the Marketplace Rules of the Nasdaq Stock Market.  However, on October 1, 2008, Director Burns became President of Energy Services of America Corporation, a publicly traded company of which Marshall T. Reynolds is Chairman.  The Company’s Board of Directors believes that in his capacity as President of Energy Services of America Corporation, Director Burns is no longer an independent director of Premier.  As such, Mr. Burns resigned from the Audit Committee.  Based on its review of the criteria of an audit committee financial expert under the rule adopted by the SEC the Board of Directors does not believe that any other member of the Board of Directors' Audit Committee could be described as an audit committee financial expert.  The Board has not yet determined whether to search for an audit committee financial expert to replace Mr. Burns or the appropriate process for such search.

The Company’s Board of Directors has adopted a written charter for the Audit Committee of the Board.  A copy of the written Audit Committee charter is attached as Exhibit B to this 2010 annual meeting proxy statement.  Please review the Audit Committee Report below.

Audit Committee Report
It is the responsibility of management to prepare the financial statements and the responsibility of Crowe Horwath LLP, the Company’s independent auditors, to audit the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).

In connection with its review of the Company’s financial statements for 2009, the Audit Committee:

•	Has reviewed and discussed the audited financial statements with management;

•
Has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (SAS) 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
Has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence, and has with the independent accountant the independent accountant’s independence.

The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and considered the internal audit function’s organization, responsibilities, budget and staffing.  The Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Premier Financial Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009.

                     Members of the Audit Committee:

/s/ Keith F. Molihan, Chairman

/s/ Neal W. Scaggs

/s/ Hosmer A. Brown, III

/s/ Thomas W. Wright

Compensation Committee
The Compensation Committee consists of Messrs. Wright, Scaggs and Molihan, all of whom are independent directors as defined in the Nasdaq Stock Market Marketplace Rules. The Committee reviews and determines salaries and other benefits for executive and senior management of the Company and its subsidiaries, reviews and determines the employees to whom stock options are to be granted and the terms of such grants, and reviews the selection of officers who participate in incentive and other compensation plans and arrangements. The Committee establishes the management compensation policy and the general compensation policies of the Company.

The TARP Purchase Agreement subjects the Company to certain of the executive compensation limitations included in the EESA.  As part of the Purchase Agreement, the Company adopted the U.S. Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury owns any securities acquired from the Company pursuant to the Purchase Agreement or upon exercise of the Warrant.  These standards are set forth in the American Recovery and Reinvestment Act of 2009 (the “ARRA”) and an interim final rule promulgated by the U.S. Treasury under 31 CFR Part 30 on June 15, 2009 and amended on December 7, 2009 (collectively, the “Interim Final Rule.”)  The executive compensation and corporate governance standards under the ARRA and the Interim Final Rule remain in effect during the period in which any obligation arising from financial assistance provided under TARP remains outstanding, excluding any period during which the U.S. Treasury holds only the Warrant (the “ARRA Covered Period”).  These standards generally apply to our named executive officers and the next twenty highest paid individuals in the Company.  Specifically, the standards prohibit Mr. Walker, as the highest paid individual in the Company, from receiving any cash bonuses or stock option grants during the “ARRA Covered Period” so long as he remains the highest paid individual in the Company.

ARRA and the Interim Final Rule require the Compensation Committee of the Company to meet at least every six months and take the following actions:

•
Discuss, evaluate and review all Senior Executive Officer Compensation Plans (as defined in the Interim Final Rule) with the Company’s senior risk officers to ensure that the Senior Executive Officer Compensation Plans do not include incentives for the Senior Executive Officers (as defined in the Interim Final Rule) of the Company to take unnecessary and excessive risks that could threaten the Company’s value.

•
Discuss, evaluate and review all Employee Compensation Plans (as defined in the Interim Final Rule) with the Company’s senior risk officers in light of the risks (including the short-term and long-term risks) posed to the Company by such Employee Compensation Plans and how to limit such risks, and

•
Discuss, evaluate and review all Employee Compensation Plans and identify and eliminate features in the Employee Compensation Plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Compensation Committee is required to both disclose the results, and certify completion, of the reviews described above in the Compensation Committee Report.  The disclosure and certifications in the form required by the Interim Final Rule are included in the section of this proxy statement captioned “Compensation Committee Report”.

The Company’s Board of Directors has adopted a written charter for the Compensation Committee of the Board.  A copy of the written Compensation Committee charter is attached as Exhibit C to this 2010 annual meeting proxy statement.  Please review the Company’s Compensation Discussion and Analysis as well as the Compensation Committee Report below.

EXECUTIVE OFFICERS OF THE COMPANY

The individuals named in the following table are the executive officers of the Company under applicable SEC disclosure rules.  The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  Currently, the Board has determined that separating the roles of Chairman and Chief Executive Officer is in the best interest of the Company’s shareholders at this time.  This structure permits the Chief Executive Officer to focus on the management of the company’s day-to-day operations and ensures a greater role for the Chairman in setting agendas, establishing priorities, and fulfilling the Board’s roles and responsibilities on behalf of the shareholders.  Except as otherwise indicated, each executive officer has held the position indicated for the last five years.

Name	Age	Position
Robert W. Walker	63	President and Chief Executive Officer
Brien M. Chase	45	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)
Dennis Klingensmith	56	Senior Vice President, Premier (Chief Executive Officer, First Central Bank)
Scot A. Kelley	53	Vice President, Credit Administration
Katrina Whitt	35	Vice President, Human Resources

Mr. Walker has held this position since October, 2001.  From September, 1998 until October, 2001 Mr. Walker was President, Boone County Bank, Inc.  Prior to that time, Mr. Walker was a Regional Vice President at Bank One, West Virginia, N.A.  Mr. Walker also serves on the Company’s asset/liability management committee.

Mr. Chase began his duties as CFO of the Company in April, 2002.  From June 1994 to January 2001, Mr. Chase was corporate accounting manager for One Valley Bancorp, Inc.  He also served as controller for four of the One Valley Bancorp subsidiaries.  Prior to that time, Mr. Chase was the senior accountant for One Valley Bancorp for six years.  Mr. Chase also serves on the Company’s asset/liability management committee.

Mr. Klingensmith has held this position since June, 1998 and has served as CEO of First Central Bank since November 2001.  Prior to that time, Mr. Klingensmith was an area Chief Executive Officer for Bank One, West Virginia, N. A.  Mr. Klingensmith was also acting CEO of Citizens’ Bank (Kentucky), Inc. from November 2002 to February 2003 and acting CEO of Farmers Deposit Bank from June 2003 to October 2003.  Mr. Klingensmith also serves on the Company’s asset/liability management committee.

Mr. Kelley began his duties in charge of Credit Administration in August, 2003.  Prior to that time, Mr. Kelley served Bank One, West Virginia, N.A in several capacities including Manager of Credit Analysis, Internal Auditor and Branch Manager from 1991 to 2003.  Mr. Kelley was appointed as Vice President of the Company in March, 2008.

Ms. Whitt began her duties in charge of Human Resources in July, 2003.  From October 1998 to July 2003, Ms. Whitt was Human Resources Generalist for Applied Card Systems.  Ms. Whitt was appointed as Vice President of the Company in March, 2008.

For additional information about Mr. Walker, see "ELECTION OF DIRECTORS.”

How Compensation Plans Do Not Encourage Excessive Risk Taking
The compensation plans of the Company consist of three basic components, an annual salary, an annual bonus, and grants of stock options.  The annual bonus and the granting of stock options are entirely discretionary at the direction of the Board of Directors via the Compensation Committee.  They are not based on any formulaic quantification that would encourage the Company’s officers or the officers of its subsidiaries to choose one course of action over another.  Rather, the bonuses and the amount of stock options granted are subjective in their determination based upon the Compensation Committee’s determination, with the aid of the Chief Executive Officer, of the individual’s performance toward achieving the Company’s performance and improving overall shareholder value.  The annual bonus is relatively small in comparison to an employee’s annual salary.  Furthermore, the named executive officers and the next twenty highest paid employees have signed letter agreements with the Company acknowledging that their bonuses are subject to “clawback” provisions should any bonus recipient contribute to manipulation of reported earnings or any other statistic that would enhance the employee’s individual bonus.  The Company believes that the “clawback” provision as well as the risk of losing their entire salary in the event of termination is sufficient to deter the manipulation of reported earnings or the taking of excessive risks the would threaten the value of the Company.

The Company’s President and Chief Executive Officer, its Chief Financial Officer and Vice President of Human Resources conducted a review of the Company’s compensation policies and have reviewed and discussed their assessments with the Compensation Committee on January 20, 2010.

Given (i) the long term incentive aspect of the base salary and stock option components of the Company’s compensation plan, (ii) the absence of any specific incentive formula in the annual bonus component, (iii) the “clawback” provisions related to the bonus, and (iv) the limitations imposed by ARRA and the Interim Final Rule, the Company does not believe its compensation plans encourage SEOs or any other employees to take unnecessary and excessive risks, including behavior focused on short term rather than long term results and value creation, or encourage manipulation of reported earnings to enhance employee compensation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Premier has identified only three executives that meet the definition of a “named executive officer” to be discussed in the Compensation Discussion and Analysis; the Chief Executive Officer, Robert W. Walker; the Chief Financial Officer, Brien M. Chase and Senior Vice President, Dennis J. Klingensmith.  The following discussion details the Company’s goals in how it compensates these named executive officers, analyzes how the elements in Company’s compensation programs meet these goals, discusses how the Company determines the actual amounts paid to the named executive officers and finally presents, in tabular form, the amounts of compensation paid to each named executive officer in 2009.

The objectives of Premier’s compensation program are to attract and retain qualified individuals of high integrity, to motivate them to achieve the goals set forth in the Company’s business plan; to link executive and stockholder interests through incentive-based compensation; and to enhance the Company’s performance, measured by both short-term and long-term achievements.  Premier believes these goals will provide consistent, long-term shareholder value as well as build a vibrant franchise that will attract locally well known community bankers and customers.

To achieve these goals, Premier compensates its named executive officers using a base salary, a performance based annual bonus, and stock option awards.  Premier believes the interests of the Company and its shareholders are served by this three-part approach.  Under this approach the compensation of executive officers involves a part of their pay that is “at risk”--namely, the annual bonus and any stock option awards.  The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on the performance of the respective executive officer, whereas stock option grants typically only have value to the executive officer if there is a rise in Premier’s stock price beyond the grant date.

To attract and retain qualified individuals of high integrity, Premier pays a competitive base salary to its executive officers and offers the option to participate in customary benefits such as medical insurance and a 401k retirement plan.  Salaries are commensurate with an individual’s experience; ability to lead, implement and achieve the Company’s strategic goals; capability in enhancing the Company’s performance in light of potentially adverse changes in banking regulation, interest rates, the local and/or national economy, and other factors beyond the influence of management; and the executive’s level of integrity in dealing with customers, employees, shareholders and the directorship.

To reward the named executive officers as well as other key employees of the Company, Premier pays a discretionary annual bonus.  The bonus rewards better than anticipated financial performance, such as asset growth, income enhancing strategies, expense reduction strategies, and non-performing asset resolution.  The bonus also rewards other events such as successful regulatory examinations, the ability to recruit replacement management, quality financial disclosures and controls, strategic acquisitions or dispositions and other events the Company may consider from time-to-time. The annual bonuses are entirely discretionary at the direction of the Board of Directors via the Compensation Committee.  They are not based on any formulaic quantification that would encourage the Company’s officers or the officers of its subsidiaries to choose one course of action over another.  Rather, the bonuses are subjective in their determination based upon the Compensation Committee’s determination, with the aid of the Chief Executive Officer, of the individual’s performance toward achieving the Company’s performance and improving overall shareholder value.  Furthermore, the named executive officers and the next twenty highest paid employees have signed letter agreements with the Company acknowledging that their bonuses are subject to “clawback” provisions should any bonus recipient contribute to manipulation of reported earnings or any other statistic that would enhance the employee’s individual bonus.

To reward long-term performance and enhancements to long-term shareholder value, Premier offers stock options to the named executive officers as well as other key employees of the Company.  Options are typically granted once a year, near the beginning of the year, in conjunction with a regularly scheduled board of directors meeting.  Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company.  As a matter of practice, Premier does not reprice stock options.  To reward long-term performance, the options typically vest in three equal annual installments beginning on the grant date and have a maximum ten-year term.  Premier believes the vesting schedule also provides incentive for the named executive officers to continue their employment with the Company.

The annual bonus, number of stock options and salary increase, if any, are determined annually.  Premier uses surveys conducted by local state banking associations to assess competitive market place compensation for its executive officers and uses ranges of compensation rather than specific targets.  The named executive officers do not have employment, severance or change-of-control agreements. They serve at the will of the Board of Directors, which enables Premier to terminate their employment with discretion as to the terms of any severance arrangement.

For any annual bonus, the Chief Executive Officer reviews the estimated full year financial results with the Board of Directors and, if appropriate, an annual bonus pool is determined.  Allocations from the pool are made to Premier’s subsidiary banks whose senior management make individual award recommendations.  Premier does not use rigid incentive formulas to determine the annual bonus, as simple formulas may tend to improperly favor one aspect of financial performance to the detriment of others, while complex formulas provide no real focus or are inevitably adjusted for unforeseen events.  A recommendation as to the bonus to be paid to each executive officer is based on an evaluation by the Chief Executive Officer of their individual performance for the prior year and their contribution toward Premier’s performance as a whole. After reviewing the final full year results, the Compensation Committee, with input from the Chief Executive Officer with respect to the other named executive officers and affiliate bank presidents, uses discretion in evaluating the individual award recommendations and determining the actual bonus amount to be awarded.  Premier believes that the annual bonus rewards those high-performing individuals who drive the financial results and long-term performance of the Company.

Similar to the annual bonus, the number of stock options granted to individuals is determined, with input from the Chief Executive Officer, by the Compensation Committee.  The number of stock options granted annually is modest so as to minimally affect diluted earnings per share either through the increase in the number of shares outstanding or through recorded stock compensation expense.  Stock options are granted with an exercise price equal to the closing price on the grant date and therefore only have value to the optionee if there is a rise in Premier’s stock price beyond the grant date.  Premier believes it is the accumulation of options over time that provides the real incentive for the named executive officers to propel the Company’s value to ever higher levels.

On October 2, 2009, as part of the TARP Capital Purchase Program, the Company entered into the Purchase Agreement with the U.S. Treasury.  Pursuant to the Purchase Agreement, the Company issued and sold to the U.S. Treasury 22,252 shares of the Series A Preferred Stock and the Warrant to purchase 628,587 shares of the Company’s common stock, no par value, at an exercise price of $5.31 per share, for an aggregate purchase price of $22,252,000 in cash.  The TARP Purchase Agreement subjects the Company to certain of the executive compensation limitations included in the EESA.  As part of the Purchase Agreement, the Company adopted the U.S. Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury owns any securities acquired from the Company pursuant to the Purchase Agreement or upon exercise of the Warrant.  The U.S. Treasury may unilaterally amend the Purchase Agreement to comply with applicable Federal statutes.

The ARRA and the Interim Final Rule impose limitations on the Company’s executive compensation practices by, among other things: (i) prohibiting the payment or accrual of any bonus, retention award or incentive compensation to the Company’s single most highly-compensated employee, except in the form and under the limited circumstances permitted by the Interim Final Rule; (ii) prohibiting the payment of golden parachute payments (as defined in the Interim Final Rule) to the Company’s Senior Executive Officers or any of our next five most highly-compensated employees upon a departure from the Company or due to a change in control of the Company, except for payments for services performed or benefits accrued; (iii) requiring the Company to “claw back” any bonus, retention award or incentive compensation paid (or under a legally binding obligation to be paid) to a Senior Executive Officer or any of the Company’s next 20 most highly-compensated employees if the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; (iv) prohibiting the Company from maintaining any Employee Compensation Plan that would encourage the manipulation of reported earnings to enhance the compensation of any of the Company’s employees; (v) prohibiting the Company from maintaining any Senior Executive Officer Compensation Plans that encourage the Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company; (vi) requiring the Company to limit any Employee Compensation Plan that unnecessarily exposes the Company to risk; (vii) prohibiting the Company from providing (formally or informally) “gross-ups” to any of the Company’s Senior Executive Officers or next 20 most highly-compensated employees; (viii) requiring that the Company disclose to the U.S. Treasury and the Company’s primary regulator the amount, nature and justification for offering the most highly-compensated employee any perquisites whose total value exceeds $25,000; (ix) requiring that the Company disclose to the U.S. Treasury and the Company’s primary regulator whether the Company, the Company’s Board of Directors or the Committee engaged a compensation consultant and the services performed by that compensation consultant and any of its affiliates; and (x) requiring that the Company disclose to the U.S. Treasury the identity of its Senior Executive Officers and next 20 most highly-compensated employees, identified by name and title and ranked in descending order of annual compensation.

The ARRA and the Interim Final Rule also required that the Company’s Board of Directors adopt a company-wide policy regarding “excessive or luxury expenditures,” which was adopted on December 16, 2009, and post this policy on the subsidiary banks’ websites.  The Company must also permit in its proxy statements for annual meetings a non-binding “say on pay” shareholder vote on the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC.  The Company complied with the “say on pay” requirement in 2009 and will continue to comply with this requirement.  Additionally, the Company must establish a compensation committee consisting solely of independent directors for the purpose of reviewing employee compensation plans.  This compensation committee is required to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to the Company from such plans.  The Company has taken such steps as are necessary to comply with these requirements, including the evaluation of the composition of the existing Compensation Committee to determine whether it is consistent with the requirements of the ARRA.

In connection with the Company’s participation in the Capital Purchase Program, Mr. Walker, Mr. Chase, Mr. Klingensmith, Mr. Kelley and Ms. Whitt, have entered into letter agreements that modify all compensation and benefit plans in which the executive officers participate to the extent necessary to comply with the executive compensation limitations under EESA.  The Company’s next 20 most highly-compensated employees have also entered into letter agreements that modify all compensation and benefit plans in which the 20 most highly-compensated employees participate to the extent necessary to comply with compensation limitations under the ARRA and the Interim Final Rule.

The specific compensation amounts for each of Premier’s named executive officers for 2009 reflect the continued improvement in the Company’s financial performance.  A more detailed analysis of Premier’s 2009 financial results is contained in the Management Discussion and Analysis section contained in the annual report to shareholders and our Form 10-K filed with the Securities and Exchange Commission.

In determining the named executive officers’ compensation for 2009, the Compensation Committee considered the Company’s performance during 2008.  Net income increased from $7,119,000 in 2007 to $7,536,000 for 2008.  Earnings per share decreased from $1.36 in 2007 to $1.25 in 2008.  The net interest margin declined from 4.42% in 2007 to 4.21% in 2008.  Net overhead costs increased slightly from 2.32% of average earning assets in 2007 to 2.36% of average earning assets in 2008.  Non-performing assets increased from $5,807,000 at December 31, 2007 to $9,827,000 at December 31, 2008.  Net loan charge-offs remained low but increased to $400,000 in 2008 from $86,000 in 2007.  Most of the negative trends in these statistics were largely the result of acquiring two banks in 2008, Traders Bankshares, Inc. and Citizens First Bank.  However, also largely due to the acquisitions, loans outstanding increased from $346,570,000 at December 31, 2007 to $467,111,000 at December 31, 2008.  Total deposits increased from $449,033,000 at December 31, 2007 to $589,182,000 at December 31, 2008.  And total assets increased from $549,255,000 at December 31, 2007 to $724,465,000 at December 31, 2008.  The Company continued paying quarterly cash dividends to shareholders during 2008, increasing the quarterly dividend to $0.11 per share in June 2008.  On December 31, 2008, the Company entered into a definitive agreement to acquire Abigail Adams National Bancorp, Inc. (“Abigail Adams”), a two bank holding company with $436 million of total assets at December 31, 2008 with locations in and around Washington, DC and Richmond, Virginia.

Based upon an evaluation of his contributions toward these and other events in 2008, his leadership performance and his potential to improve long-term shareholder value, the Compensation Committee granted Mr. Walker a salary increase of approximately $25,000 in 2009 to $245,500 annually.  Considering the specific accomplishments achieved by Premier in 2008 and Mr. Walker’s integral part in obtaining regulatory approval for and consummating the mergers with Citizens First Bank, Inc. and Traders Bankshares, Inc., the subsequent merger of those two institutions into one subsidiary bank, and in negotiating and executing the December 31, 2008 merger agreement with Abigail Adams, the Compensation Committee awarded Mr. Walker a $25,000 cash bonus which was paid in February 2009.  To continue to incent Mr. Walker to continue with his successful turnaround of Premier’s financial performance, to successfully integrate the acquisitions of Citizens First Bank, Inc. and Traders Bankshares, Inc., to complete and facilitate the successful acquisition of Abigail Adams and to reward him for long-term improvements in the stock’s value, the Compensation Committee granted him 10,000 options to buy Premier stock at $6.55 per share (the closing price on the February 18, 2009 grant date.)  This grant increased Mr. Walker’s total options to buy Premier stock to 42,750.  Additional information on Mr. Walker’s 2009 compensation is detailed in the tables below.

Based upon an evaluation of his contributions toward achieving the Company’s performance in 2008 as summarized above, his leadership in providing clear, concise and quality financial disclosures to the Board of Directors and shareholders through Premier’s annual and quarterly reports and the proxy statement, and his potential to improve long-term shareholder value, the Compensation Committee granted Mr. Chase a salary increase of $5,137 in 2009 to $102,000 annually.  Considering the specific accomplishments achieved by Premier in 2008 and Mr. Chase’s integral part in preparation of the regulatory filings to facilitate the required approvals for the mergers with Citizens First Bank, Inc. and Traders Bankshares, Inc., the calculation and implementation of the required accounting for business combinations, the preparation of the regulatory filings to facilitate the subsequent merger of those two institutions, and Mr. Chase’s integral part in negotiating and executing the merger agreement with Abigail Adams, the Compensation Committee awarded Mr. Chase an $18,000 cash bonus which was paid in February 2009.  To continue to incent Mr. Chase to continue improve Premier’s financial performance, to successfully integrate the acquisitions of Citizens First Bank, Inc. and Traders Bankshares, Inc., to complete and facilitate the successful acquisition of Abigail Adams and to reward him for long-term improvements in the stock’s value, the Compensation Committee granted him 5,000 options to buy Premier stock at $6.55 per share (the closing price on the February 18, 2009 grant date.)  This grant increased Mr. Chase’s total options to buy Premier stock to 21,500.  Additional information on Mr. Chase’s 2009 compensation is detailed in the tables below.

Based upon an evaluation of his contributions toward achieving the Company’s performance in 2008 as summarized above; his banking insight as CEO of First Central Bank located in Premier’s fastest growing market; his leadership at First Central which brought in over $3.5 million of new deposits to that bank, $14.4 million of new net loan volume to the Company and his potential to improve long-term shareholder value, the Compensation Committee granted Mr. Klingensmith a salary increase of $8,262 in 2009 to $135,362 annually.  Considering the specific accomplishments achieved by Premier and First Central Bank in 2008, the Compensation Committee awarded Mr. Klingensmith a $9,000 cash bonus which was paid in February 2009.  To continue to incent Mr. Klingensmith to continue improve Premier’s financial performance and to reward him for long-term improvements in the stock’s value, the Compensation Committee granted him 3,000 options to buy Premier stock at $6.55 per share (the closing price on the February 18, 2009 grant date.)  This grant increased Mr. Klingensmith’s total options to buy Premier stock to 20,000.  Additional information on Mr. Klingensmith’s 2009 compensation is detailed in the tables below.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above.  Based on such review and discussions, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Premier’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

The Compensation Committee certifies that, in accordance with the requirements of the ARRA and the Interim Final Rule:

•
It has reviewed with the Company’s senior risk officers all Senior Executive Officer Compensation Plans (as defined in the Interim Final Rule) and has made all reasonable efforts to ensure that these plans do not encourage the Senior Executive Officers (as defined in the Interim Final Rule) of the Company to take unnecessary and excessive risks that threaten the value of the Company.

•
It has reviewed with the Company’s senior risk officers all Employee Compensation Plans (as defined in the Interim Final Rule) and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company, and

•
It has reviewed all Employee Compensation Plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Members of the Compensation Committee:

/s/ Thomas W. Wright, Chairman

/s/ Keith F. Molihan

/s/ Neal W. Scaggs

Summary Compensation Table
The following table summarizes compensation earned in each of the three years ended December 31, 2009 by the Company's named executive officers.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (2) (3) ($)	Total ($)
Robert W. Walker (4)	2009	245,519	25,000	---	3,700	---	---	12,177	286,396
President and CEO	2008	220,500	25,000	---	25,500	---	---	11,018	282,018
	2007	210,000	20,000	---	19,050	---	---	9,820	258,870
Brien M. Chase	2009	110,435	18,000	---	1,850	---	---	4,843	135,128
Senior Vice President	2008	102,000	16,500	---	12,700	---	---	4,411	135,661
and CFO	2007	96,863	10,000	---	9,525	---	---	3,818	120,206
Dennis Klingensmith	2009	135,362	9,000	---	1,110	---	---	6,936	152,408
Sr. Vice President and	2008	127,100	9,000	---	12,750	---	---	6,507	155,357
CEO First Central Bank	2007	122,200	10,000	---	9,525	---	---	5,975	147,700

________________________

(1)
The amounts reported in this column represent the number of options granted times the grant date fair value of stock options granted to each of the named executive officers in accordance with FAS 123R.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  More information about stock compensation expense, including the assumptions used in the calculation of the fair value, is included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.  These amounts reflect the Company's accounting expense for these awards and do not necessarily correspond to the actual value that may be ultimately recognized by the named executive officers.

(2)
The Company provides automobiles to Mr. Walker and Mr. Klingensmith due to their extensive travel for business purposes.  The Company's expense for providing the vehicle for the executive's personal use along with all other perquisites does not exceed $10,000 and therefore is not included in this table.

(3)
All other compensation consists of the Company's matching contributions to the executive's 401k plan account and amounts paid by the Company for the executive's participation in the Company’s benefit programs.

(4)
Premier's participation in the TARP Capital Purchase Program on October 2, 2009 prohibits Mr. Walker, as the Company’s highest paid executive officer, from receiving a cash bonus or stock options.  The amount presented for the 2009 bonus reflect payments made in the first quarter of 2009 related to Mr. Walker's 2008 performance.  The amount presented for the 2009 stock option value reflects the estimated fair value of Walker's options granted in February 2009.

Grants of Plan Based Awards in Fiscal Year 2009
The following table provides information about options granted to the named executive officers in 2009

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Robert W. Walker	Feb-18-2009	n/a	n/a	n/a	n/a	n/a	n/a	n/a	10,000	6.55	3,700
Brien M. Chase	Feb-18-2009	n/a	n/a	n/a	n/a	n/a	n/a	n/a	5,000	6.55	1,850
Dennis J. Klingensmith	Feb-18-2009	n/a	n/a	n/a	n/a	n/a	n/a	n/a	3,000	6.55	1,110
________________________

(1)
Options awarded in 2009 vest in three equal annual installments beginning on February 18, 2010.  The exercise price of the options awarded in 2009 was the closing price on February 18, 2009, the date of grant.  The $0.37 per share grant date fair value of each option awarded was determined using SFAS 123R as more fully described in footnote 14 to Premier's December 31, 2009 Financial Statements.

(2)
Premier's participation in the TARP Capital Purchase Program on October 2, 2009 limits the amount Mr. Walker can receive in a cash bonus or in stock options.  The 2009 stock option award to Mr. Walker was granted on February 18, 2009, prior to the Company's participation in the TARP Capital Purchase Program.

Outstanding Equity Awards at 2009 Fiscal Year-End
The following table provides information on the current holdings of stock options by the name executive officers.  This table includes unexercised and unvested option awards.  Each option grant is shown separately for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Robert W. Walker	0	10,000	n/a	6.55	Feb-18-2019	n/a	n/a	n/a	n/a
	3,334	6,666	n/a	12.92	Feb-20-2018	n/a	n/a	n/a	n/a
	3,334	1,666	n/a	14.22	Jan-17-2017	n/a	n/a	n/a	n/a
	5,000	0	n/a	16.00	Feb-16-2016	n/a	n/a	n/a	n/a
	5,000	0	n/a	11.62	Jan-19-2015	n/a	n/a	n/a	n/a
	4,000	0	n/a	9.30	Feb-18-2014	n/a	n/a	n/a	n/a
	3,750	0	n/a	7.96	Jan-15-2013	n/a	n/a	n/a	n/a
Brien M. Chase	0	5,000	n/a	6.55	Feb-18-2019	n/a	n/a	n/a	n/a
	1,667	3,333	n/a	12.92	Feb-20-2018	n/a	n/a	n/a	n/a
	1,667	833	n/a	14.22	Jan-17-2017	n/a	n/a	n/a	n/a
	2,500	0	n/a	16.00	Feb-16-2016	n/a	n/a	n/a	n/a
	2,500	0	n/a	11.62	Jan-19-2015	n/a	n/a	n/a	n/a
	2,000	0	n/a	9.30	Feb-18-2014	n/a	n/a	n/a	n/a
	2,000	0	n/a	7.96	Jan-15-2013	n/a	n/a	n/a	n/a
Dennis J. Klingensmith	0	3,000	n/a	6.55	Feb-18-2019	n/a	n/a	n/a	n/a
	1,000	2,000	n/a	12.92	Feb-20-2018	n/a	n/a	n/a	n/a
	2,000	1,000	n/a	14.22	Jan-17-2017	n/a	n/a	n/a	n/a
	3,000	0	n/a	16.00	Feb-16-2016	n/a	n/a	n/a	n/a
	3,000	0	n/a	11.62	Jan-19-2015	n/a	n/a	n/a	n/a
	2,500	0	n/a	9.30	Feb-18-2014	n/a	n/a	n/a	n/a
	2,500	0	n/a	7.96	Jan-15-2013	n/a	n/a	n/a	n/a

Director Compensation
The following table summarizes compensation earned in 2009 by the Company's directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Toney K. Adkins	12,000	n/a	n/a	n/a	n/a	n/a	12,000
Hosmer A. Brown, III	12,000	n/a	n/a	n/a	n/a	n/a	12,000
Edsel R. Burns	12,000	n/a	n/a	n/a	n/a	n/a	12,000
E.V. Holder, Jr.	12,000	n/a	n/a	n/a	n/a	n/a	12,000
Keith F. Molihan	12,000	n/a	n/a	n/a	n/a	n/a	12,000
Marshall T. Reynolds	12,000	n/a	n/a	n/a	n/a	n/a	12,000
Neal W. Scaggs	12,000	n/a	n/a	n/a	n/a	n/a	12,000
Robert W. Walker	(1)	n/a	n/a	n/a	n/a	n/a	0
Thomas W. Wright	12,000	n/a	n/a	n/a	n/a	n/a	12,000

________________________

(1)	In accordance with Company policy, as an employee of the Company, Mr. Walker does not receive any director compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company's subsidiaries have made, and expect to make in the future to the extent permitted by applicable federal and state banking laws, bank loans in the ordinary course of business to directors and officers of the Company and its subsidiaries and their affiliates and associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.  In the opinion of the Company, such loans do not involve more than a normal risk of collectibility or present other unfavorable features.  In addition, the Company's banking subsidiaries have engaged, and in the future may engage, in transactions with such persons and their affiliates and associates as a depositary of funds, transfer agent, registrar, fiduciary and provider of other similar services.

The Company has adopted a policy to conduct an appropriate review of all related party transactions on an ongoing basis, pursuant to which all material or related transactions with any director, officer or employee or other person or entity with which such director, officer, or employee is affiliated must be on terms no less favorable to the corporation than those that are generally available from unaffiliated third parties and must be approved and ratified by the audit committee by majority vote of its members who do not have an interest in the transaction.

During the years ended December 31, 2009, 2008, and 2007, the Company or its subsidiaries have paid approximately $439,000, $218,000, and $231,000, respectively, for commercial printing services, statement rendering services and office supplies and furniture from Champion Industries, Inc., Huntington, West Virginia, of which the Company's Chairman of the Board, Marshall T. Reynolds, is its Chief Executive Officer and a principal shareholder and the Company’s director Toney K. Adkins is President and Chief Operating Officer.

The Company or its subsidiaries have paid The Harrah and Reynolds Corporation, a corporation controlled by Marshall T. Reynolds, approximately $632,000, $533,000, and $459,000 in 2009, 2008, and 2007, respectively, to permit employees of the Company and its subsidiaries to participate in a medical benefit plan sponsored and administered by The Harrah and Reynolds Corporation.

The Company leases its headquarters facility at 2883 Fifth Avenue, Huntington, West Virginia from River City Properties, LLC, an entity 12.5% owned by Chairman of the Board of Directors Marshall T. Reynolds.  The lease, for 5,900 square feet, had a 5 year term commencing in September 2002 and was renewed for an additional five year term in September 2007 with annual rent of $8.50 per square foot the first year and thereafter inflation adjusted.  The Company believes that the terms of this lease, which were approved by the Board of Directors, are no less favorable to the Company than those available from unrelated third parties. Annual lease payments totaled approximately $52,000, $52,000 and $52,000 in 2009, 2008 and 2007, respectively.

On April 30, 2008, the Company executed and delivered to First Guaranty Bank of Hammond, Louisiana a Promissory Note and Business Loan Agreement dated April 30, 2008 for the principal amount of $11,550,000 bearing interest floating daily at the “Wall Street Journal” prime rate (the “Index”) minus 1.00% and requiring 59 monthly principal payments of $50,000 and one final payment of $8,600,000 due at maturity on April 30, 2013.  On December 31, 2009, the Company executed and delivered to First Guaranty Bank a modification agreement whereby the interest rate would be fixed at 3.96% through the remaining maturity of the note.  The note is secured by a pledge of Premier’s 100% interest in Boone County Bank (a wholly owned subsidiary) under a Commercial Pledge Agreement dated April 30, 2008.  The proceeds of this note were used to fund the $9,000,000 of cash needed to purchase Traders Bankshares, Inc. and to refinance the remaining $2,550,000 balance of Premier’s outstanding note with First Guaranty Bank dated January 31, 2006.

Premier’s chairman owns approximately 27.6% of the voting stock of First Guaranty Bank.  However, Premier’s board of directors determined during its vote to authorize the company to enter into the loan transaction that the terms of the financing, including the interest rate and collateral, were no less favorable than those which could be obtained from other financial institutions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of filings with the SEC and representations that no other reports were required, the Company believes that all of the Company’s directors and executive officers complied during fiscal 2007 with the reporting requirements of Section 16(a) of the Securities Exchange Act, except that Director Hosmer A. Brown, III on November 24, 2009 amended his Form 3 originally filed in October 2001 to include shares owned by his spouse and filed one late report with respect to one transaction reporting his spouse’s shares acquired on October 9, 2009.

INDEPENDENT PUBLIC ACCOUNTANTS
 (Item 2 on Proxy)

At its meeting held on April 21, 2010, the Audit Committee appointed Crowe Horwath LLP to serve as the Company’s independent public accountants and auditors for the fiscal year ending December 31, 2010.  Crowe Horwath LLP has served as the Company’s independent public accountants and auditors since the 1995 fiscal year.

Representatives of Crowe Horwath LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Audit Fees
Audit fees and expenses billed to the Company by Crowe Horwath LLP for the audit of the Company's financial statements for the fiscal years ended December 31, 2009 and December 31, 2008, and for review of the Company's financial statements included in the Company's quarterly reports on Form 10-Q, are as follows:

Fiscal 2009	Fiscal 2008
$278,000	$215,000

Audit Related Fees
Audit related fees and expenses billed to the Company by Crowe Horwath LLP for years 2009 and 2008 for services related to the performance of the audit or review of the Company's financial statements that were not included under the heading "Audit Fees", are as follows:

Fiscal 2009	Fiscal 2008
$25,120	$ 20,415

Tax Fees
Tax fees and expenses billed to the Company by Crowe Horwath LLP for fiscal years 2009 and 2008 for services related to tax compliance, tax advice and tax planning, consisting primarily of preparing the Company's federal and state income tax returns for the previous fiscal periods and inclusive of expenses are as follows

Fiscal 2009	Fiscal 2008
$72,475	$ 42,350

All Other Fees
Fees and expenses billed to the Company by Crowe Horwath LLP for all other services provided during fiscal years 2009 and 2008 are as follows:

Fiscal 2009	Fiscal 2008
$ 1,125	$ 6,275

In 2004, the Audit Committee established a policy whereby the independent auditor is required to seek pre-approval by the Committee of all audit and permitted non-audit services by providing a prior description of the services to be performed and specific estimates for each such service.

The Audit Committee approved all of the services performed by Crowe Horwath LLP during fiscal 2009.

The Audit Committee of the Board of Directors has considered whether the provision of non-audit services described above is compatible with maintaining the independent accountant’s independence.

The Company’s Board of Directors recommends that shareholders vote "FOR" ratification of the appointment of Crowe Horwath LLP as the Company's independent accountants for the 2010 fiscal year.

The appointment of Crowe Horwath LLP will be deemed ratified if votes cast in favor of the proposal exceed votes cast against it.  Abstentions will not be counted as votes cast either for or against the proposal.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
 (Item 3 on Proxy)

As described above in the “Compensation Discussion and Analysis” section beginning on page 16 and in the compensation tables beginning on page 22 of this proxy statement, the Company’s compensation programs are designed to:

•	attract and retain qualified individuals of high integrity;
•	motivate them to achieve the goals set forth in the Company’s business plan
•	link executive and stockholder interests through incentive-based compensation
•	enhance the Company’s performance, measured by both short-term and long-term achievements.

We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. In connection with our participation in the U.S. Treasury’s Capital Purchase Plan, we are required to submit a proposal allowing our shareholders to cast an advisory vote on our compensation program at the annual meeting of shareholders. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a shareholder of Premier Financial Bancorp, Inc., an opportunity to endorse or not endorse the compensation we pay to our named executive officers through the following resolution:

“RESOLVED, that the shareholders of Premier Financial Bancorp, Inc. approve the compensation of its executive officers included in the Summary Compensation Table in this Proxy Statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of the named executive officers (together with the accompanying narrative disclosure) contained in this Proxy Statement.”

Under the ARRA, your vote is advisory and will not be binding upon our Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.  We believe that both the Company and its shareholders benefit from maintaining a constructive dialogue with its shareholders. This proposal is only one part of our corporate governance program and practices that maintain this dialogue with our shareholders and our commitment to the creation of long-term shareholder value.

The Company’s Board of Directors recommends that shareholders vote "FOR" the resolution to approve the compensation of named executive officers employed by the Company as described in the Compensation Discussion and Analysis and accompanying tables beginning on page 16.

The Company’s executive compensation disclosed in this proxy statement will be approved if votes cast in its favor of the proposal exceed votes cast against it.  Abstentions will not be counted as votes cast either for or against the proposal.

CODE OF ETHICS

The Board of Directors adopted a Code of Business Conduct and Ethics on November 19, 2003 that applies to all of the Company's officers, directors and employees and a Code of Ethics for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Accounting Officer which supplements our Code of Business Conduct and Ethics (collectively the "Codes") which are intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws.  We have filed copies of the Codes with the SEC as an exhibit to our December 31, 2003 annual report on Form 10-K.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented at the 2011 Annual Meeting of Shareholders must be received by the Company by January 13, 2011 in order to be considered for inclusion in the Proxy Statement for the 2011 Annual Meeting of Shareholders.  In addition, the proxy solicited by the Board of Directors for the next annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting, unless the Company is provided with notice of such proposal no later than March 31, 2011.  However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by Securities and Exchange Commission regulations.

OTHER MATTERS

The only matters to be considered at the meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Annual Meeting of Shareholders and routine matters incident to the conduct of the meeting.  However, if any other matters should properly come before the meeting or any adjournment thereof, the Board of Directors intends that the persons named in the accompanying proxy form, or their substitutes, will vote the shares represented by such proxy form in accordance with their best judgment on such matters.

By Order of the Board of Directors,

/s/ E. V. Holder, Jr.
E.V. Holder, Jr.
                        Secretary

Huntington, West Virginia
May 13, 2010

EXHIBIT A

NOMINATING COMMITTEE CHARTER

The nominating committee of the board of directors shall consist of a minimum of three directors.  Members of the committee shall be appointed and may be removed by the board of directors.  All members of the committee shall be independent directors as defined in the Nasdaq Manual.

The purpose of the committee shall be to assist the board in identifying qualified individuals to become board members and in determining the composition of the board of directors and its committees.

In furtherance of this purpose, the committee shall have the following authority and responsibilities:

1.
To lead the search for individuals qualified to become members of the board of directors and to select director nominees to be recommended to the board for its approval and to be presented for shareholder approval at the annual meeting.  The committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of the shareholders.

2.
To review the board of directors' committee structure and to recommend to the board for its approval directors to serve as members of each committee.  The committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

3.	To review on an annual basis director compensation and benefits.

The committee shall have the authority to delegate any of its responsibilities to subcommittees as the committee may deem appropriate in its sole discretion.

The committee shall have the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the committee may deem appropriate in its sole discretion.  The committee shall have sole authority to approve related fees and retention terms.

The committee shall report its actions and recommendations to the board after each committee meeting.  The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.

Exhibit A  Page 1 of 1

EXHIBIT B

PREMIER FINANCIAL BANCORP, INC.

BOARD OF DIRECTORS
Revised as of April 21, 2010

AUDIT COMMITTEE CHARTER

I.         PURPOSE

The primary function of the Audit Committee is to act on behalf of the Board of Directors and oversee all material aspects of the Corporation’s reporting, control, and audit functions, particularly the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation, including reviewing:  the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management, the Committee and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation’s policies, procedures and practices at all levels.  The Audit Committee's primary duties and responsibilities are to:

•
Be directly responsible for the appointment, compensation, retention and oversight of the work of the external auditors engaged by the Corporation (including resolution of disagreements between management of the Corporation and such auditors regarding financial reporting for the purpose of preparing or issuing an audit report or performing other audit services).  The external auditors shall report directly to the audit committee.

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

•	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.           COMPOSITION

The Audit Committee shall be comprised of three or more directors appointed by the Board, each of whom shall meet the independence and experience requirements of the NASD Manual and other applicable laws and regulations.  Those requirements on the date of revision of this charter are listed in Exhibit A (to the Audit Charter) attached hereto and incorporated herein by reference.

Exhibit B  Page 1 of 6

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of the full Committee membership.

III.         MEETINGS

The Committee shall meet at least four times annually, and more frequently as circumstances dictate. As part of its job to foster open communications, the Committee should meet at least annually with management and the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters the Committee or each of these groups believe should be discussed privately.  In addition, the Committee, or at least its Chair, should meet with the independent accountants and management quarterly to review the Corporation’s financial statements consistent with Section IV. Item 4 below.

IV.         RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1.	Review and update this Charter, at least annually, as conditions dictate.

2.
Review the organization’s annual financial statements and any reports of other financial information submitted to any governmental body or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3.	Review the regular internal audit reports to management prepared by the internal auditing department and management’s responses to ensure appropriate corrective action.

4.
Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings.  The Chair of the Committee may represent the entire Committee for purposes of this review.

5.	Review and approve the annual audit plan for the parent company and the significant audit findings tracking sheet.

6.	Ensure external and internal auditors have unrestricted access to information; records and personnel to perform audit function.

7.
The Loan Review function at Premier and its affiliates will be supervised by the Internal Audit Manager of Premier. The Internal Audit Manager is responsible for staffing of this function, the cross training of the staff for loan review, and to immediately inform the Premier Audit Committee should the Loan Review function require additional support to complete its mission timely.

8.	The Audit Committee shall have the authority to conduct independent investigations as needed using external or internal resources.

Exhibit B  Page 2 of 6

Independent Accountants

9.
The Committee is directly responsible for the appointment, retention, compensation and oversight of the external auditors.  The external auditors, in their capacity as independent public accountants, shall be responsible to the board of directors and directly to the Audit Committee as representatives of the shareholders.

10.
On an annual basis, ensure receipt of a formal written statement from the external auditors consistent with standards set by the Independence Standards Board.  Additionally, the Committee shall discuss with the auditor relationships or services that may affect auditor objectivity or independence.  If the Committee is not satisfied with the auditor’s assurances of independence, it shall take or recommend to the full board appropriate action to ensure the independence of the external auditor.

11.	At least annually, review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

12.	Periodically consult with the independent accountants in executive session about internal controls and the fullness and accuracy of the organization’s financial statements.

13.
At least annually pre-approve all auditing services and non-auditing services provided by an external auditor (and shall disclose to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934 any approved non-audit services).

Financial Reporting Processes

14.
In consultation with the independent accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external, and review any reports of the chief executive officer, chief financial officer or other officers disclosing (i) significant deficiencies in the design or operation of internal controls which could adversely affect the company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal controls.

15.	Consider the independent accountants’ judgment about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

16.
Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, management or the internal auditing department.

Process Improvement

17.
Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

Exhibit B  Page 3 of 6

18.
Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions of the scope or work or access to required information.

19.	Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

20.
Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements to financial or accounting practices, as approved by the Audit Committee, have been implemented.  (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee).

Ethical and Legal Compliance

21.	Establish, review and update periodically a Code of Ethical conduct and ensure that management has established a system to enforce this code.

22.
Review management’s monitoring of the Corporation’s compliance with the organization’s Ethical Code, and ensures management has the proper review system in place to ensure Corporation’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

23.	Review activities, organizational structure, and qualifications of the internal audit department.

24.	Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.

25.	Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

26.	Establish procedures for:

(A)	the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and

(B)	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

27.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deem necessary or appropriate.

V.         EXTERNAL RESOURCES

The Committee shall be authorized to access internal and external resources, as the Committee requires, to carry out its responsibilities. The Committee may engage and shall have access to its own independent counsel and other advisors at the Committee’s sole discretion.  The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation of the external auditor and any independent counsel and other advisors engaged by the Committee.

Exhibit B  Page 4 of 6

EXHIBIT A to AUDIT CHARTER

INDEPENDENCE

(14)
"Independent Director" means a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For purposes of this rule, "Family Member" means a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home. The following persons shall not be considered independent:

(A)	a director who is, or at any time during the past three years was, employed by the Company;

(B)
a director who accepted or who has a Family Member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i)	compensation for board or board committee service;

(ii)	compensation paid to a Family Member who is an employee (other than an Executive Officer) of the Company; or

(iii)	benefits under a tax-qualified retirement plan, or non-discretionary compensation.

(C)	a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the company as an Executive Officer;

(D)
a director who is, or has a Family Member who is, a partner in, or a controlling Shareholder or an Executive Officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i)	payments arising solely from investments in the Company's securities; or

(ii)	payments under non-discretionary charitable contribution matching programs.

(E)
a director of the Company who is, or has a Family Member who is, employed as an Executive Officer of another entity where at any time during the past three years any of the Executive Officers of the Company serve on the compensation committee of such other entity; or

Exhibit B  Page 5 of 6

(F)
a director who is, or has a Family Member who is, a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years.

EXPERIENCE

All audit committee members must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement at the time they join the board.  In addition, at least one audit committee member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Exhibit B  Page 6 of 6

EXHIBIT C

COMPENSATION COMMITTEE CHARTER

The compensation committee of the board of directors shall consist of a minimum of three directors.  Members of the committee shall be appointed by the board of directors upon the recommendation of the nominating committee and may be removed by the board of directors in its discretion.  All members of the committee shall be independent directors as defined in the Nasdaq Manual and “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934.

The purpose of the committee shall be to assist the board in carrying out the board of directors' overall responsibility relating to executive compensation.

In furtherance of this purpose, the committee shall have the following authority and responsibilities:

1.	To assist the board in developing and evaluating potential candidates for executive positions and to oversee the development of executive succession plans.

2.
To recommend to the board of directors for approval the chief executive officer's annual compensation, including salary, bonus, incentive and equity compensation.  The chief executive officer may not be present during the committee's deliberations or voting on his compensation.

3.
To review and recommend to the board of directors for approval on an annual basis the evaluation process and compensation structure for the company's officers.  The committee shall evaluate the performance of the company's senior executive officers and shall recommend to the board of directors the annual compensation, including salary, bonus, incentive and equity compensation, for such senior executive officers.  The committee shall also provide oversight of management's decisions concerning the performance and compensation of other company officers.

4.
To review the company's incentive compensation and other stock-based plans and recommend changes in such plans to the board as needed.  The committee shall have and shall exercise all the authority of the board of directors with respect to the administration of such plans.

5.	To prepare and publish an annual executive compensation report in the company's proxy statement.

The committee shall have the authority to delegate any of its responsibilities to subcommittees as the committee may deem appropriate in its sole discretion.

The committee shall have authority to retain such compensation consultants, outside counsel and other advisors as the committee may deem appropriate in its sole discretion.  The committee shall have sole authority to approve related fees and retention terms.

The committee shall report its actions and any recommendations to the board after each committee meeting.  The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.

Exhibit C  Page 1 of 1

REVOCABLE PROXY
PREMIER FINANCIAL BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
June 16, 2010
10:30 a.m. local time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, the undersigned shareholder of PREMIER FINANCIAL BANCORP, INC. (“Company”), Huntington, West Virginia, does hereby nominate, constitute and appoint

TONEY K. ADKINS and KEITH F. MOLIHAN

or any of them (with full power to act alone), my true and lawful attorney(s) and proxy(ies) with full power of substitution, for me and in my name, place and stead, to vote all of the Common Stock of the company standing in my name on its books at the close of business on April 28, 2010, at the Annual Meeting of Shareholders to be held at the Pullman Plaza Hotel, 1001 3rd Avenue, Huntington, West Virginia, on June 16, 2010, at 10:30 a.m. (eastern daylight time), and at any adjournment thereof, with all the powers the undersigned would possess if personally present as follows:

This proxy is solicited by the Board of Directors and will be voted as specified and in accordance with the accompanying proxy statement.  If no instruction is indicated, then the above named proxies, or any one of them, will vote the shares represented “FOR” all of the nominees listed in Item #1, “FOR” Item #2 and “FOR” Item 3 and in accordance with their discretion on any other business that may properly come before the meeting.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA
THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

                     FOLD AND DETACH HERE

PREMIER FINANCIAL BANCORP, INC. — ANNUAL MEETING, JUNE 16, 2010

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-866-547-4634 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/pfbi and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

☒	PLEASE MARK VOTES	REVOCABLE PROXY	PROXY FOR 2010 ANNUAL MEETING OF SHAREHOLDERS
	AS IN THIS EXAMPLE	PREMIER FINANCIAL BANCORP, INC.
With- For All For hold Except
1.ELECTION OF DIRECTORS: To elect as directors the following nine (9) nominees:		☐ ☐ ☐	2.RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Crowe Horwath, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.	For Against Abstain ☐ ☐ ☐
(01) Toney K. Adkins (04) E.V. Holder, Jr. (07) Neal W. Scaggs	(02) Hosmer A. Brown, III (05) Keith F. Molihan (08) Robert W. Walker	(03) Edsel R. Burns (06) Marshall T. Reynolds (09) Thomas W. Wright
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.			3.ADVISORY (Non-Binding) PROPOSAL ON EXECUTIVE COMPENSATION. To consider and approve an advisory (non-binding) proposal on executive compensation.	For Against Abstain ☐ ☐ ☐

4.OTHER BUSINESS.
To transact such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.  (The Board of Directors does not know of any such other matters).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1, A VOTE “FOR” ITEM 2, AND A VOTE “FOR” ITEM 3.

Information regarding the matters to be acted upon at the meeting is contained in the Notice of Annual Meeting of Shareholders and the Proxy Statement accompanying this proxy.

Please be sure to sign and date this Proxy in the box below.		Date
			If your address has changed please mark here and correct the address below.	☐
Stockholder sign above Co-holder (if any) sign above
Please sign exactly as your name(s) appear(s) on your stock certificate(s).  When signing as attorney, executor, administrator, trustee or guardian, please give full title.  If more than one trustee, all should sign. All joint owners must sign.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

Ã If voting by mail please fold and detach above card, sign, date and mail in postage paid envelope provided. Ã
PREMIER FINANCIAL BANCORP, INC. HUNTINGTON, WEST VIRGINIA

PROXY VOTING INSTRUCTIONS
Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., June 16, 2010. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., June 16, 2010. 1-866-547-4634	Vote by Internet anytime prior to 3 a.m., June 16, 2010 go to https://www.proxyvotenow.com/pfbi

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!